EXHIBIT 99.1

Orbitz Worldwide Refinances Term Loan

Orbitz Worldwide Secures New $450 Million Senior Secured Term Loans and $65 Million Revolving Credit Facility

Chicago, March 26, 2013 – Orbitz Worldwide, Inc. (NYSE: OWW) today announced it has secured new $450 million senior secured term loans consisting of a $150 million Tranche B term loan maturing in September 2017 and a $300 million Tranche C term loan maturing in March 2019. A portion of the net proceeds from the term loans, together with cash from the company’s balance sheet, was used to refinance $415 million of existing debt, which was scheduled to mature in July 2014, and $50 million are to be used to cash collateralize letters of credit.

The company also secured a new $65 million revolving credit facility replacing its $72.5 million revolving credit facility, which was scheduled to mature in July 2013. The revolving credit facility will be used for general corporate purposes.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to search for, plan and book a broad range of travel products and services including airline tickets, hotels, car rentals, cruises, and vacation packages. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com) and HotelClub (www.hotelclub.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (www.orbitz.com/OPN) delivers private label travel solutions to a broad range of partners including many of the world’s largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations.

Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at investors.orbitz.com. The public can sign up to receive email alerts whenever the company posts new information to the website.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words and variations of words such as “will,” and similar expressions, are intended to identify the company’s forward-looking statements, including but not limited to, statements it makes about the use of the proceeds. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause its actual results to differ materially from those indicated in its forward-looking statements. Such factors include but are not limited to the company’s liquidity, the company’s debt, continued weak economic conditions, increased competition and tax law changes. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Orbitz Worldwide disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Media Contact:	Investor Contact:
Chris Chiames	Melissa Hayes
+1 312 894 6890	+1 312 260 2428
chris.chiames@orbitz.com	melissa.hayes@orbitz.com